Janet Nittmann

jnittmann@doversaddlery.com

Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces Acquisition of Dominion Saddlery

LITTLETON, MA – June 30, 2006 –Dover Saddlery Retail, Inc., a wholly-owned subsidiary of Dover Saddlery (NASDAQ: DOVR) (“Dover Saddlery”), announced today that it has acquired all of the capital stock of Dominion Saddlery, an equestrian products company with four retail stores located in Virginia and Maryland. The locations are Chantilly, Lexington and Charlottesville, Virginia and Crofton, Maryland. The net purchase price for the acquisition was $1.5 million, subject to customary adjustments.

“As the largest retailer of equestrian products in the Virginia-Maryland market we found Dominion Saddlery to be an attractive acquisition. We were pleased to find that three of its four store locations were identified by our store optimization model as including two A locations and one C location, ” said Stephen L. Day, CEO and President of Dover Saddlery. “This acquisition will bring the number of Dover Saddlery retail stores in the very significant Mid-Atlantic market to a total of five, including our recently announced store in the Hunt Valley region of Maryland, due to open in the fall of 2006.”

Between third-quarter 2006 and first-quarter 2007 the Dominion Saddlery retail stores will be successively closed, refurbished, remerchandised and then re-opened under the Dover Saddlery brand name. The finest selection of English riding apparel and tack for which Dover Saddlery is renowned will be attractively merchandized and easy to shop. Further details of the transition will be made available on www.DoverSaddlery.com

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (Nasdaq: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about integration of Dominion’s business as part of Dover Saddlery’s retail store expansion strategy, and maintenance and growth of Dominion’s revenues following introduction of some of Dover Saddlery’s additional products to Dominion’s existing customer base. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

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